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Exhibit 21.1

LIST OF SUBSIDIARIES OF SPECIALTY LABORATORIES, INC.

Name	Jurisdiction
Specialty Laboratories International Ltd.	British Virgin Islands
Specialty Laboratories Asia Pte., Ltd.	Singapore

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LIST OF SUBSIDIARIES OF SPECIALTY LABORATORIES, INC.